Exhibit 99.3

C-BOND SYSTEMS, INC.
2018 LONG-TERM INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

C-Bond Systems, Inc., a [____________] corporation (the “Company”), has granted an option (the “Option”) to purchase shares of the Company’s common stock, [$._____] par value (the “Stock”), to the individual whose name is set forth below on the “Name of Optionee” line (“Optionee”). The terms and conditions of the Option are set forth in this Nonqualified Stock Option Award Agreement, including the additional terms and conditions attached hereto (this “Agreement”), and in the C-Bond Systems, Inc. 2018 Long-Term Incentive Plan (the “Plan”), the terms of which are incorporated by reference herein in their entirety. Any term used in this Agreement that is not specifically defined herein shall have the meaning specified in the Plan.

Grant Date: ___________________________, 20____

Name of Optionee: _________________________________________________

Number of Shares of the Stock Covered by the Option: ______________

Option Price per Share of the Stock: $_____.___

By signing this Agreement, you agree to, and agree to be bound by, all of the terms and conditions described in this Agreement, including the additional terms and conditions attached hereto, and in the Plan, a copy of which has been previously made available to you. You acknowledge that you have had an opportunity to carefully reviewed the Plan, and agree that the terms of the Plan will control in the event any provision of this Agreement is inconsistent with the terms of the Plan.

Optionee:
(Optionee’s Signature)

Optionee’s Address:

C-BOND SYSTEMS, INC.

By:
Name:
Title:

Attachment

this agreement is not a stock certificate or a negotiable instrument

C-BOND SYSTEMS, INC.
2018 LONG-TERM INCENTIVE PLAN

ADDITIONAL TERMS AND CONDITIONS FOR
NONQUALIFIED STOCK OPTION AWARD AGREEMENT

1. Grant of Option. Subject to the terms of the Plan and this Agreement, on the Grant Date set forth on the first page of this Agreement (the “Grant Date”), the Company granted to Optionee the Option to purchase that number of shares of the Stock set forth on the first page of this Agreement, at the Option Price per Share of the Stock set forth on the first page of this Agreement (the “Option Price”), subject to adjustment as provided in the Plan.

2. Type of Option. The Option is a nonqualified stock option which is not intended to be governed by section 422 of the Code and will be interpreted accordingly.

3. Optionee’s Agreement. In accepting the Option, Optionee accepts and agrees to be bound by all the terms and conditions of the Plan which pertain to Nonqualified Stock Options (also referred to as “NQSOs”) granted under the Plan.

4. Vesting of Option. Subject to the provisions of the Plan and the provision of this Agreement (including the requirement in Section 6 that Optionee continue to be employed by or in an applicable service relationship with the Company on the dates set forth below), the Option will be exercisable in accordance with the following schedule:

(a) on the first anniversary of the Grant Date, the Option will vest with respect to, and may be exercised for up to, ___________ percent (____%) of the total number of shares of the Stock covered by the Option as set forth on the first page of this Agreement (the “Option Shares”);

(b) on each succeeding anniversary of the Grant Date, the Option will vest with respect to, and may be exercised for up to, an additional ___________ percent (____%) of the Option Shares, so that on the ____ anniversary of the Grant Date the Option shall be fully vested and exercisable in full; and

(c) to the extent not exercised, installments shall be cumulative and may be exercised in whole or in part.

Notwithstanding any other provision of this Agreement to the contrary, upon the occurrence of a Change of Control, the Option shall become fully vested and exercisable immediately prior to the occurrence of the Change of Control provided that the Optionee has not incurred a Termination of Employment or Termination of Service and continues to be employed by, a Non-Employee Director or affiliated as a service provider to, the Company or an Affiliate immediately prior to the occurrence of such Change of Control.

5. Manner of Exercise.

(a) To the extent that the Option is vested and exercisable in accordance with Section 4 of this Agreement and the Plan, the Option may be exercised by Optionee at any time, or from time to time, in whole or in part, on or prior to the termination of the Option (as set forth in Section 6 of this Agreement) upon payment of the Option Price for the Option Shares to be acquired in accordance with the terms and conditions of this Agreement and the Plan and, if applicable, satisfaction of the Company’s tax withholding obligations associated with Optionee’s exercise of the Option.

(b) If Optionee is entitled to exercise the vested and exercisable portion of the Option, and wishes to do so, in whole or part, Optionee shall (i) deliver to the Company, as directed by the Company, a fully completed and executed notice of exercise, in the form set forth on Exhibit A to this Agreement or on such other form as may be designated by the Company in its sole discretion from time to time, specifying the exercise date and the number of Option Shares to be purchased pursuant to such exercise and (ii) remit to the Company, in a form satisfactory to the Company, in its sole discretion, the Option Price for the Option Shares to be acquired on exercise of the Option, plus an amount sufficient to satisfy any withholding tax obligations of the Company that arise in connection with such exercise (as determined by the Company) in accordance with the provisions of the Plan.

(c) The Company’s obligation to deliver shares of the Stock to Optionee under this Agreement is subject to and conditioned upon Optionee satisfying all tax obligations associated with Optionee’s receipt, holding and exercise of the Option. Unless otherwise approved by the Committee, all such tax obligations shall be payable in accordance with the provisions of the Plan. The Company and any Affiliates, as applicable, shall be entitled to deduct from any compensation otherwise due to Optionee the amount necessary to satisfy all such taxes.

(d) Upon full payment of the Option Price and satisfaction of all applicable tax withholding obligations of the Company and its Affiliates that arise in connection with the exercise of the Option, and subject to the applicable terms and conditions of the Plan and the terms and conditions of this Agreement, the Company shall cause certificates for the shares purchased hereunder to be delivered to Optionee or cause an uncertificated book-entry representing such shares to be made.

6. Termination of Option. Unless the Option terminates earlier as provided in this Section 6 the Option shall terminate and become null and void at the close of business at the Company’s Principal Corporate Office on the day before the date of the tenth anniversary of the Grant Date (the “Option General Expiration Date”). If Optionee ceases to be an Employee, Non-Employee Director or Third Party Service Provider for any reason the Option shall not continue to vest after such cessation of service as an Employee, Non-Employee Director or Third Party Service Provider. If Optionee is an Employee and incurs a Termination of Employment or is a Non-Employee Director or Third Party Service Provider and incurs a Termination of Service, in either case prior to the Option General Expiration Date, the Option shall terminate and become null and void on the date that is ______________ days following the date of such Termination of Employment or Termination of Service, but in no case later than the Option General Expiration Date; provided, however, that if Termination of Employment or Termination of Service is with cause the Option shall terminate and become null and void on the date of such Termination of Employment or Termination of Service.

7. Tax Withholding. To the extent that the receipt of the Option or this Agreement, the vesting of the Option or the exercise of the Option results in income to the Optionee for federal, state or local income, employment or other tax purposes with respect to which the Company or its Affiliates have a withholding obligation, the Optionee shall deliver to the Company at the time of such receipt, vesting or exercise, as the case may be, such amount of money as the Company or its Affiliates may require to meet such obligation under applicable tax laws or regulations, and, if the Optionee fails to do so, the Company and any Affiliate is authorized to withhold from the shares of the Stock acquired upon exercise of the Option (based on the Fair Market Value of such shares of the Stock as of the date the amount of tax to be withheld is determined) or from any cash or other remuneration then or thereafter payable to the Optionee any tax required to be withheld by reason of such taxable income, sufficient to satisfy the withholding obligation. As of the Grant Date, the Company has no obligation under any federal, state or local income, employment or other tax law to withhold any taxes with respect to a person who is an independent contractor and, if the Optionee is characterized by the Company as an independent contractor, the Optionee acknowledges and agrees that, until any applicable tax laws are otherwise revised to expressly otherwise provide, he or she, and not the Company, is responsible for all tax reporting and payments with respect to the receipt of the Option or this Agreement, the vesting of the Option or the exercise of the Option and the Optionee agrees to indemnify and hold the Company harmless from all costs and expenses incurred by the Company from the Optionee’s failure to properly report and pay all taxes imposed on an independent contractor granted an option under the Plan.

8. Employment or Service Relationship. For purposes of this Agreement, Optionee shall be considered to be an Employee as long as Optionee has an employment relationship with the Company and its Affiliates and subsidiaries and shall be considered to be a Third Party Service Provider as long as Optionee provides services contemplated by the definition of “Third Party Service Provider” set forth in the Plan. The Committee shall determine any questions as to whether and when there has been a cessation of such employment or service relationship, and the cause of such cessation, for purposes of the Plan and the Committee’s determination shall be final and binding on all persons.

9. Not an Employment or Service Agreement. This Agreement is not an employment or service agreement, and no provision of this Agreement shall be construed or interpreted to create an employment or other service relationship between Optionee and the Company, the Affiliates and subsidiaries or guarantee the right to remain employed by or to continue to provide services to the Company, the Affiliates and subsidiaries, for any specified term or require the Company or any Affiliate or subsidiary to employ or utilize the services of Optionee for any period of time.

10. No Rights As Stockholder. Optionee shall not have any rights as a stockholder with respect to any Option Shares until the date of the issuance of such shares following Optionee’s exercise of the Option pursuant to its terms and conditions and payment of all amounts for and with respect to the shares and all tax obligations. No adjustment shall be made for dividends or other rights for which the record date is prior to the date a certificate or certificates are issued for such shares or an uncertificated book-entry representing such shares is made.

11. Investment Intent. Optionee hereby represents that as of the dates any of the shares of the Stock are acquired by Optionee, such shares shall be acquired for Optionee’s own account, for investment and not with a view to the distribution thereof.

12. Notices. Any notice, instruction, authorization, request, demand or other communications required hereunder, other than a notice required under Section 5(b) which shall be provided as provided in Section 5(b), shall be in writing, and shall be delivered either by personal delivery, by telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the then current address of the Company’s Principal Corporate Office, and to the Optionee at the Optionee’s residential address indicated as it appears on the first page of this Agreement, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

13. Amendment and Waiver. Except as otherwise provided herein or in the Plan or as necessary to implement the provisions of the Plan, this Agreement may be amended, modified or superseded only by written instrument executed by the Company and Optionee. Only a written instrument executed and delivered by the party waiving compliance hereof shall waive any of the terms or conditions of this Agreement. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized officer of the Company other than Optionee. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other condition, or the breach of any other term or condition.

14. Dispute Resolution. In the event of any difference of opinion concerning the meaning or effect of the Plan or this Agreement, such difference shall be resolved by the Committee.

15. Governing Law and Severability. The validity, construction and performance of this Agreement shall be governed by the laws of the State of [_____________], excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

16. Transfer Restrictions. The Option Shares may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. Optionee also agrees (a) that the Company may refuse to cause the transfer of Option Shares to be registered on the applicable stock transfer records if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (b) that the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of the Option Shares.

17. Successors and Assigns. This Agreement shall, except as herein stated to the contrary, bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and Optionee, Optionees’s permitted assigns, executors, administrators, agents, legal and personal representatives.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original for all purposes but all of which taken together shall constitute but one and the same instrument.

19. Option Transfer Prohibitions. The Option granted to Optionee under this Agreement shall not be transferable or assignable by Optionee other than by will or the laws of descent and distribution, and shall be exercisable during Optionee’s lifetime only by Optionee.

EXHIBIT A

C-BOND SYSTEMS, INC.
2018 LONG-TERM INCENTIVE PLAN

NOTICE OF EXERCISE OF OPTION

I was granted by C-Bond Systems, Inc., a [_______________] corporation (the “Company”), or I am otherwise validly holding, under the C-Bond Systems, Inc. 2018 Long-Term Incentive Plan (the “Plan”), the option described below (the “Option”) to purchase shares of the Company’s common stock, $._____ par value (the “Stock”):

Date of Grant of the Option:	_________________, 20____
Total Number of Shares of the Stock Subject to the Option:	_______________________________
Option Price per Share of the Stock:	$_________
Total Number of Shares of the Stock with respect to which the Option is being exercised:	_______________
Aggregate Option Price Payable:	$____________________
Aggregate Withholding Taxes Payable:	$____________________

Effective as of the date of the Company’s receipt of this notice, I hereby exercise the Option and purchase that number of shares of the Stock of the Company indicated above that are offered under the Option, at the exercise price per share set forth in the Option, under and pursuant to the terms of the Plan and the award agreement evidencing the Option (the “Option Agreement”).

I hereby elect to pay to the Company (a) the aggregate exercise price that is payable by me to the Company as a result of my exercise of the Option (the “Aggregate Option Price Payable”) and (b) the taxes and any other amounts that the Company is required by law or otherwise directed by me to withhold with respect to my exercise of the Option (the “Aggregate Withholding Taxes Payable”) by (please indicate your election below by placing an “X” on the line for the alternative elected):

____	enclosing a certified check in the amount of $_____________ in payment of the Aggregate Option Price Payable and the Aggregate Withholding Taxes Payable; or

____	authorize and direct the Company to (a) reduce the number of shares of the Stock to be issued as a result of my exercise of the Option by that number of whole shares of the Stock with a value equal to (or as close as reasonably possible to such amount, with any balance to be paid by my attached check) the Aggregate Option Price Payable and the Aggregate Withholding Taxes Payable, and (b) retain, as payment or satisfaction of the Aggregate Option Price Payable and the Aggregate Withholding Taxes Payable, and cancel all rights to such shares of the Stock that are so retained by the Company.

I hereby direct the Company to issue the shares of the Stock that will be issued as a result of my exercise of the Option to:

Name:
Address:

Social Security Number:

I have attached hereto the original or a copy of the Option Agreement.

I hereby agree to provide such additional documents and information as you may require pursuant to the terms of the Plan and the Option Agreement or as otherwise necessary to be issued the net shares of the Stock to be issued as a result of my exercise of the Option.

Very truly yours,

Name
Date:	, 20___

Copy of the
Option Agreement

[To Be Attached]